June 14, 2016

To the Board of Directors and Stockholders of

Quarta-Rad, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 8 to Form S-1 (No. 333-196078) of our report dated April 14, 2016, relating to the financial statements of Quarta-Rad, Inc. (which report expresses an unqualified opinion on the financial statements, an emphasis of matter on the related party supplier relationship and an explanatory paragraph referring to the Company’s ability to continue as a going concern) for the year ended December 31, 2015, which are contained in that Prospectus, which is contained in Part II of this Registration Statement on Amendment No. 8 to Form S-1 (No. 333-196078).

We also consent to the reference to us under the caption “Interests of Named Experts and Counsel” in the Prospectus.

/s/ Hall & Company Certified Public Accountants & Consultants
Hall & Company Certified Public Accountants & Consultants
June 14, 2016
Irvine, CA